STOCK PURCHASE WARRANT

         This Warrant is issued this 30th day of September, 1998, by THE NETPLEX GROUP, INC., a New York corporation (the "Company"), to WATERSIDE CAPITAL CORPORATION, a Virginia corporation ("WSCC"), or its registered assignee, (together with WSCC the "Holder" or "Holders").

                                   AGREEMENT:

         1. Issuance of Warrant; Term.

            1.1 For and in consideration of WSCC purchasing from the Company 1,500,000 shares of its Class C Preferred Stock, par value $.01 per share (the "Preferred Stock"), pursuant to the terms of a Class C Preferred Stock Purchase Agreement of even date (the "Agreement"), and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company grants to Holder the right to purchase 150,000 shares (the "Base Amount") of the Company's common stock (the "Common Stock"); provided that, in the event that any shares of Preferred Stock are outstanding on the following dates, the number of shares of Common Stock subject to this Warrant will increase 100,000 shares on each of March 30, 2000, September 30, 2001, March 30, 2003 and September 30, 2004. Such increase (but not the Base Amount) will be in an amount less than 100,000 on any such date if any Preferred Stock has at such date been redeemed by the Company. In such event, the increase on any of the foregoing dates shall be equal to 100,000 shares multiplied by a fraction, the numerator of which is the dollar amount of Preferred Stock previously redeemed by the Company at the time of such adjustment date and the denominator of which is $1,500,000 plus any accrued but unpaid dividends. In no event will the Base Amount be reduced pursuant to the foregoing sentence. The shares of Common Stock issuable upon exercise of this Warrant as adjusted above are referred to as the "Shares."

            1.2 This Warrant will exercisable at any time and from time to time from the date hereof until September 30, 2008.

         2. Exercise Price. The exercise price (the "Exercise Price") per share for which all or any of the Shares may be purchased under this Warrant will be $1.375 per Share.

         3. Exercise. This Warrant may be exercised by the Holder (but only on the following conditions) as to all or any increment or increments of 100 Shares (or the balance of the Shares if less than such number), on delivery of written notice of intent to exercise to the Company at the following address:
8260 Greensboro Drive, Fifth Floor, McLean, Virginia 22102 or such other address as the Company designates in a written notice to the Holder, together with this Warrant and payment to the Company of the aggregate Exercise Price of the Shares so purchased. The Exercise Price will be payable, at the option of the Holder,
(i) by certified or bank check, (ii) by the surrender of a portion of this Warrant having a fair market value equal to the aggregate Exercise Price. On exercise of this Warrant, the Company will as promptly as practicable, and in any event within 15 days thereafter, execute and deliver to the Holder a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant is exercised with respect to less than all of the Shares, the




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Holder is  entitled to receive a new  Warrant  covering  the number of Shares in respect of which this Warrant has not been exercised (less any portion of this Warrant surrendered under clause (ii) of the second sentence of this Section 3), and such new Warrant will in all other respects be identical to this Warrant. The Company will pay when due any and all state and federal issue taxes payable in respect of the issuance of this Warrant or the issuance of any Shares on exercise of this Warrant.

         4. Covenants and Conditions. The above provisions are subject to the following:

            4.1 Neither this Warrant nor the Shares have been registered under the Securities Act or any state securities laws ("Blue Sky Laws"). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest or otherwise transferred without (i) an effective registration statement for such Warrant under the Securities Act and applicable Blue Sky Law or (ii) an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws (the Company acknowledges that Clark & Stant is acceptable counsel). Transfer of the shares issued on the exercise of this Warrant will be restricted in the same manner and to the same extent as the Warrant and the certificates representing such Shares will bear substantially the following legend:

            THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACTS OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

         The Holders and the Company will execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Common Stock issued on exercise hereof with applicable federal and state securities laws.

         4.2 All Shares issued on exercise of this Warrant will, on issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company will at all, times reserve and keep available for issuance on the exercise of this Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.


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         4.3 The Company will not sell any shares of the Company's capital stock at a price below the Fair Market Value of such shares (as defined in Section 8), without the prior written consent of the Holder. If the Company sells shares of the Company's capital stock in violation of this Section 4.3, the number of shares issuable on exercise of this Warrant will be equal to the product obtained by multiplying the number of shares issuable under this Warrant before such sale by the quotient obtained by dividing (i) the Fair Market Value of the Shares issued in violation of this Section 4.3 by (ii) the price at which such Shares were sold.

         5. Transfer of Warrant. Subject to the provisions of Section 4, this Warrant may be transferred by the Holder on presentation of this Warrant to the Company with written instructions for such transfer. On such presentation for transfer, the Company will promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company will pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this Section.

         6. Warrant Holder Not Shareholder; Rights, Rights Offering; Preemptive Rights; Preference Rights. Except as otherwise provided, this Warrant does not confer on the Holder, as such, any right whatsoever as a shareholder of the Company. Notwithstanding the foregoing, if the Company offers to all of the Company's shareholders the right to purchase any securities of the Company, then, for such purpose, all shares of Common Stock that are subject to this Warrant shall be deemed to be outstanding and owned by the Holder and the Holder shall be entitled to participate in such rights offering. The Company will not grant any preemptive rights with respect to any of its capital stock without the prior written consent of the Holder. The Company will not issue any securities which entitle the holder thereof to obtain any preference over holders of Common Stock on the dissolution, liquidation, winding-up, sale, merger, or reorganization of the Company without the prior written consent of the Holder.

         7. Adjustment on Changes in Stock.

         7.1 If all or any portion of this Warrant is exercised after any stock split, stock dividend, recapitalization, combination of shares of the Company or other similar event, occurring after the date hereof, then the Holder exercising this Warrant will receive, for the aggregate price paid on such exercise, the aggregate number and class of shares that the Holder would have received if this Warrant had been exercised immediately before such stock split, stock dividend, recapitalization, combination of shares or other similar event. If any adjustment under this Section 7.1 would create a fractional share of Common Stock or a right to acquire a fractional Share such fractional Share be disregarded and the number of Shares subject to this Warrant will be the next higher number of shares, rounding all fractions upward. Whenever there is an adjustment under this Section 7.1, the Company will forthwith notify the Holder of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.

         7.2 If all or any  portion  of this  Warrant  is  exercised  after  any
merger,  consolidation,   exchange  of  shares,  separation,  reorganization  or
liquidation  of the Company or other




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similar  event,  occurring  after the date hereof and, as a result of, shares of
Common Stock are changed into the same or a different number of shares of the same or another class or classes of securities of the Company or another entity, then the Holder exercising this Warrant will receive, for the aggregate price paid on such exercise, the aggregate number and class of shares that the Holder would have received if this Warrant had been exercised immediately before such
merger,  consolidation,   exchange  of  shares,  separation,  reorganization  or
liquidation or other similar event. If any adjustment under this Section 7.2 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share will be disregarded and the number of shares subject to this Warrant will be the next higher number of shares, rounding all fractions upward. Whenever there is an adjustment pursuant to this Section 7.2, the Company will forthwith notify the Holder of such
adjustment,   setting  forth  in  reasonable  detail  the  event  requiring  the adjustment  and the  method by which such  adjustment  was  calculated.

         8. Fair Market Value.

         The Fair Market Value of the Shares will be determined as follows:

         8.1 The Company and the Holder will each appoint an independent, experienced appraiser who is a member of a recognized professional association of business appraisers. The two appraisers will determine the value of the shares of Common Stock that would be issued on the exercise of the Warrant, without taking into consideration that such shares would constitute a minority interest, and would lack liquidity but assuming that the sale would be between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of the Company, and neither of whom is under any compulsion to sell or to buy.

         8.2 If the highest of the two appraisals is not more than 10% more than the lowest of the appraisals, the Fair Market Value will be the average of the two appraisals. If the highest of the two appraisals is 10% or more than the lowest of the two appraisals, then a third appraiser shall be appointed by the two appraisers, and if they cannot agree on a third appraiser, the American Arbitration Association will appoint the third appraiser. The third appraiser, regardless who appoints him or her, must have the substantially same qualifications as the first two appraisers.

         8.3 The Fair Market Value after the appointment of the third appraiser will be the mean of the three appraisals.

         8.4 The fees and expenses of the appraisers will be paid by the Company.

         Notwithstanding the foregoing, if shares of the Company's Common Stock are trading on the Nasdaq SmallCap Market, Nasdaq NMS, AMEX, or the NYSE, the Fair Market Value of the Shares will be calculated by reference to the average of the closing prices over the 20 trading days prior to the valuation date.

         9. Governing Law. This warrant will be governed by the laws of the Commonwealth of Virginia.


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         10.   Severability.   If  any  provision(s)  of  this  Warrant  or  the
application thereof to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Warrant and the application of such provisions to other persons or circumstances, will not be affected and will be enforced to the greatest extent permitted by law.

         11. Counterparts. This Warrant may be executed in any number of counterparts and be different parties to this Warrant in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same Warrant.

         12. Jurisdiction and Venue. The Company consents to the jurisdiction of the Circuit Court of the City of Norfolk, Virginia, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in such court.

         IN WITNESS, the parties have set their hands as of the date first above written.


                          THE NETPLEX GROUP, INC., a New York corporation


                          By__________________________________
                               Gene F. Zaino, President


                          WATERSIDE CAPITAL CORPORATION, a Virginia corporation


                          By__________________________________
                          Its___________________________________